PRICING SUPPLEMENT

                        Filed pursuant to Rule 424(b)(2)
             Registration Statement No. 333-112249 and 333-112249-01
                 Pricing Supplement No. 7 Dated January 18, 2005
                    (To Prospectus dated April 27, 2004, and
                   Prospectus Supplement dated April 27, 2004)
                                CUSIP: 02003MAG9
                               ISIN: US02003MAG96


                          Allstate Life Global Funding
                            Secured Medium Term Notes
                                 Issued Through
             Allstate Life Global Funding Trust 2005-1 (the "Trust")


     The description in this pricing supplement of the particular terms of the Secured Medium Term Notes offered hereby supplements the description of the general terms and provisions of the notes set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

Principal Amount:  $275,000,000              Agent(s) Discount:  0.15%

Issue Price:  99.941%                        Original Issue Date:  January 25,
                                                                   2005

Net Proceeds to the Trust:  $274,425,250     Stated Maturity Date:  January 25,
                                                                    2008

Funding Agreement Number(s):                 FA-41078

Specified Currency:                          U.S. Dollars

Interest Payment Dates:                      January 25 and July 25 in each
                                             year.
                                             If any interest payment date other
                                             than the maturity date for the
                                             Notes would otherwise be a day that
                                             is not a business day, such
                                             interest payment date will be
                                             postponed to the next succeeding
                                             business day, except that in the
                                             case that business day falls in the
                                             next succeeding calendar month, the
                                             particular interest payment date
                                             will be the immediately preceding
                                             business day. If the maturity date
                                             of the Notes falls on a day that is
                                             not a business day, the Trust will
                                             make the required payment of
                                             principal and interest or other
                                             amounts on the next succeeding
                                             business day, and no additional
                                             interest will accrue in respect of
                                             the payment made on that next
                                             succeeding business day.

Initial Interest Payment Date:               July 25, 2005

Regular Record Dates:                        15 calendar days prior to each
                                             Interest Payment Date

Type of Interest Rate:                       [ X ] Fixed Rate
                                             [   ] Floating Rate

Fixed Rate Notes:                            [ X ] Yes  [   ] No.  If, Yes,

Interest Rate:                               3.85%

Floating Rate Notes:                         [   ] Yes  [ X ] No.  If, Yes,

Regular Floating Rate Notes:                 [   ] Yes  [   ] No.  If, Yes,
     Interest Rate:
     Interest Rate Basis(es):

Floating Rate/Fixed Rate Note:               [   ] Yes  [   ] No.  If, Yes,
     Floating Interest Rate:
     Interest Rate Basis(es):


                                     A-A-1

     Fixed Interest Rate:
     Fixed Rate Commencement Date:

Inverse Floating Rate Note:                  [   ] Yes  [   ] No.  If, Yes,
     Fixed Interest Rate:
     Floating Interest Rate:
     Interest Rate Basis(es):

Initial Interest Rate, if any:

Initial Interest Reset Date:

Interest Rate Basis(es).  Check all that apply:
     [  ] CD Rate                  [  ] Commercial Paper Rate
     [  ] CMT Rate                 [  ] Eleventh District Cost of Funds Rate
     [  ] LIBOR                    [  ] Federal Funds Rate
     [  ] EURIBOR                  [  ] Treasury Rate
     [  ] Prime Rate               [  ] Other (See Attached)

     If LIBOR:

     [  ] LIBOR Reuters Page       [  ] LIBOR Moneyline Telerate Page

     LIBOR Currency:

     If CMT Rate:
          Designated CMT Telerate Page:
          If 7052:                                [  ] Weekly Average
                                                  [  ] Monthly Average
          Designated CMT Maturity Index:

Index Maturity:

Spread (+/-):

Spread Multiplier:

Interest Reset Date(s):

Interest Rate Determination Date(s):

Maximum Interest Rate, if any:

Minimum Interest Rate, if any;

Calculation Agent:                                Not applicable

Exchange Rate Agent:                              Not applicable

Computation of Interest (not applicable unless different than as specified in the prospectus and prospectus supplement):

Day Count Convention (not applicable unless different than as specified in the prospectus and prospectus supplement):

Amortizing Note:                                  [   ] Yes  [ X ] No.  If, Yes,
     Amortizing Schedule:
     Additional/Other Terms:

Discount Note:                                    [   ] Yes  [ X ] No.  If, Yes,
     Total Amount of Discount:
     Initial Accrual Period of Discount:
     Additional/Other Terms:

Redemption Provisions:                            [   ] Yes  [ X ] No.  If, Yes,
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction (if any):
     Redemption:                                  [   ] In whole only and not
                                                        in part
                                                  [   ] May be in whole or
                                                        in part
     Additional/Other Terms:

Repayment:                                        [   ] Yes  [ X ] No.  If, Yes,
     Repayment Date(s):
     Repayment Price:
     Repayment:                                   [   ] In whole only and not
                                                        in part
                                                  [   ] May be in whole or
                                                        in part
     Additional/Other Terms:

Sinking Fund (not applicable unless specified):

Additional Amounts to be Paid for Withholding Tax (not applicable unless specified):

Securities Exchange Listing:                      [   ] Yes [ X ] No. If Yes,
                                                        Name of Exchange:


Authorized Denominations:                         $1,000

Ratings:

     The Notes issued under the Program are rated "AA" by Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc. Allstate Life anticipates Moody's Investors Service, Inc. to rate the Notes "Aa2" at the Original Issue Date.

Agent(s) Purchasing Notes as Principal:           [ X ] Yes  [  ] No. If Yes,

Agent(s)                                                        Principal Amount
--------------------------------------------------------------------------------
Morgan Stanley & Co. Incorporated                                    $96,250,000
UBS Securities LLC                                                   $96,250,000
Banc of America Securities LLC                                       $27,500,000
J.P. Morgan Securities Inc.                                          $27,500,000
Lehman Brothers Inc.                                                 $27,500,000
                                                                    ------------
     Total:                                                         $275,000,000

Agent(s) Acting as Agent:                         [  ] Yes [ X ] No.  If Yes,

Agent(s)                                          Principal Amount
--------------------------------------------------------------------------------


                                        ----------------------------------------
     Total:

Additional/Other Terms:  Not applicable

Special Tax Considerations:  Not applicable